EXHIBIT 99

SAKS INCORPORATED AND FAO, INC. ANNOUNCE INTENT TO  ENTER BUSINESS RELATIONSHIP

Contacts:	Saks Incorporated
Julia Bentley
(865) 981-6243
www.saksincorporated.com

FAO, Inc.
Renee Hollinger
(610) 292-6600 x2250

FOR IMMEDIATE RELEASE

Birmingham, Alabama (February 24, 2003)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced it has entered into letters of intent with respect to certain business opportunities with FAO, Inc. (NASDAQ: FAOOQ) (“FAO”). FAO, the leading specialty seller of toys and collectibles in the United States, operates stores under the FAO Schwarz, The Right Start, and Zany Brainy concepts.

The Company and FAO contemplate that they would enter into a definitive agreement whereby FAO would operate licensed departments selling FAO merchandise in most of Saks Department Store Group’s (“SDSG”) 245 department stores. The licensed departments would carry FAO’s high-quality, developmental and educational products, toys, games, books, multimedia products, and candy under FAO Schwarz®, The Right Start®, Zany Brainy Kids™, FAO Express™, or FAO Schweetz® names. The Company and FAO expect that implementation of the licensed department arrangements would begin in the second half of 2003. Additionally, the companies anticipate the placement of seasonal Zany Brainy Kids™ and FAO Express™ shops in most SDSG stores for the 2003 holidays.

Saks and FAO also are exploring several joint marketing initiatives and the opportunity to jointly own and operate an in-store and on-line electronic baby gift registry business that would be available to their respective customers.

George Jones, President and Chief Executive Officer of Saks Department Store Group, noted, “The names FAO Schwarz, Zany Brainy, and The Right Start are top-of-mind when one thinks of high-quality toys and educational and developmental products for children. These great departments and special products will be a wonderful addition to our stores. This partnership clearly supports the strategic direction for SDSG by providing distinctive and differentiated merchandise offerings to our customers.”

Jerry R. Welch, President and Chief Executive Officer of FAO, Inc., said “We are very excited about our new relationship with the Saks Department Store Group. George Jones and his senior management team are leading an impressive reinvention of the department store business, and we

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look forward to partnering with them through our FAO Schwarz, Zany Brainy and The Right Start Brands.”

FAO is currently operating under Chapter 11 of the U.S. Bankruptcy Code and has filed a proposed plan of reorganization. The companies have also entered into a letter of intent under which Saks would purchase a minority share of FAO’s common equity as part of its reorganization plan and also obtain a seat on the FAO, Inc. Board of Directors.

Specific terms of the letters of intent are not being disclosed. The business opportunities and investment reflected in the non-binding letters of intent are subject to various conditions, such as financial reviews, approvals, and the negotiation of definitive agreements.

Company Information

Saks Incorporated currently operates its Saks Department Store Group (SDSG) which consists of 245 department stores under the names of Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store. The Company also operates Saks Fifth Avenue Enterprises (SFAE), which consists of 61 Saks Fifth Avenue stores and 52 Off 5th stores.

FAO, Inc. owns a family of high quality, developmental, educational, and care brands for infants, toddlers, and children and is a leader in children’s specialty retailing. FAO, Inc. owns and operates the renowned children’s toy retailer FAO Schwarz; The Right Start, the leading specialty retailer of developmental, educational, and care products for infants and toddlers; and Zany Brainy, the leading retailer of development toys and educational products for kids.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; receipt of anticipated season-end vendor allowances; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; effective expense control; effective operation of the Company’s proprietary credit card operations; successful implementation of the Company’s proposed proprietary credit card strategic alliance with Household Bank (SB), N.A.; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended February 2, 2002 filed with the Securities and Exchange Commission (“SEC”), which may be accessed via EDGAR through the Internet at www.sec.gov.

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Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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